Exhibit 5.1

Simpson Thacher & Bartlett LLP

900 G STREET, NW

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

Direct Dial Number	E-mail Address

December 5, 2024

Intuitive Machines, Inc.

13467 Columbia Shuttle Street

Houston, TX 77059

Ladies and Gentlemen:

We have acted as counsel to Intuitive Machines, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of up to 10,952,381 shares (including 1,428,571 shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares) (the “Shares”) of Class A Common Stock, par value $0.0001 per share, of the Company pursuant to the Underwriting Agreement dated December 3, 2024 (the “Underwriting Agreement”), among the Company, the underwriters named therein and the other parties thereto, which transaction has been registered by the Company on the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 27, 2024.

We have examined the Registration Statement; the Certificate of Incorporation of the Company and the Second Amended and Restated Limited Liability Company Agreement of Intuitive Machines, LLC, each of which has been filed with the Commission as an exhibit to the Registration Statement; the prospectus dated April 3, 2024, as supplemented by the prospectus supplement dated December 3, 2024, filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act (the “Prospectus Supplement”); the Underwriting Agreement; and a form of the share certificate, which is an exhibit to the Registration

Intuitive Machines, Inc.	-2-	December 5, 2024

Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, the Shares have been duly authorized, and upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP